Exhibit 99.1

298 N. Wiget Lane • Walnut Creek, CA 94598 • 925.930.5300 • www.westaff.com For Immediate Release

Westaff Reports Fiscal 2006 First Quarter Results

WALNUT CREEK, CA, Monday, March 6, 2006  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its first fiscal quarter, which ended January 21, 2006. Consistent with its financial reporting practice, the Company’s first three fiscal quarters comprise 12 weeks each while the fourth quarter comprises 16 or 17 weeks.

“Our first quarter fiscal 2006 results were on target with our plans for fiscal 2006,” commented Westaff President and CEO, Trish Newman. “Our fiscal 2006 goals call for improved revenue and profits as compared to fiscal 2005 and we remain on target for those goals through the first quarter. Whilst we did incur an operating loss for the first quarter of fiscal 2006, this is in line with our expectations and is warranted in light of the strategic investments that we are making in the Company to foster consistent growth and sustained profitability and because of the seasonal nature of our business.”

Revenue for the first quarter of fiscal 2006 was $138.6 million, up $3.3 million or 2.4% from the first quarter of fiscal 2005. Domestic revenue increased 4.6% driven largely by a 3.6% increase in billed hours coupled with a slight increase in average billing rates. International revenue decreased by 4.4% primarily as a result of a 9.2% decrease in revenue in the United Kingdom as a result of “offshoring” of certain staffing functions by a number of Westaff’s UK customers partially offset by a 1% increase in sales in Australia.

“I am pleased to report domestic revenue growth for the first quarter of fiscal 2006, which was one of our principal goals heading into the current year,” commented Ms. Newman. “We currently expect domestic revenue growth rates in the 3% to 5% range during the second quarter of fiscal 2006. The comparative growth rates in Australia have dropped off relative to the excellent growth rates achieved throughout fiscal 2005, partially as a result of the completion of some large project work.”

Gross margin for the 2006 quarter was 16.8% as compared to 16.9% for the 2005 quarter. Domestic gross margin increased from 16.2% in the fiscal 2005 quarter to 16.4% in fiscal 2006, due largely to bill rate increases and a 98% increase in permanent placement fees from $0.4 million in the fiscal 2005 quarter to $0.8 million in 2006. International margins declined primarily due to a change in the geographic mix of business with a larger relative proportion of business coming from Westaff’s Australia operations which tend to have lower margins associated with its national account program.

Selling and administrative expenses increased $1.2 million, or 7.0% for the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005, due largely to salaries and related expenses associated with domestic staff additions to support the Company’s goals of driving both temporary and permanent sales in the US and to support the implementation of the Company's business process management system initiatives. As of the end of the first quarter of fiscal 2006 compared to the end of the first quarter of fiscal 2005, the Company had increased its domestic field staff by 12%. Over half of these field staff additions were in support of the Company’s permanent placement service line of business with the remainder focused on developing the temporary staffing business line. As a percentage of revenue, selling and administrative expenses rose to 13.0% in the first quarter of fiscal 2006 as compared to 12.4% in the fiscal 2005 quarter.

Westaff Senior Vice President and Chief Financial Officer, Dirk Sodastrom, added, “it is important that we make these strategic investments in our field operations now so that we can set the stage for our seasonally strong third and fourth quarters. Our current plans are to restrict further regular staff hiring in the US until we are able to maximize the return on our staff investments thus far and to fully integrate the recently acquired Houston franchise operations into our company-owned office infrastructure. As individual opportunities warrant, we may continue to selectively add permanent placement consultants in appropriate markets.”

The Company reported an operating loss of ($0.2) million for the first quarter of fiscal 2006 as compared to operating income of $1.1 million in the first quarter of fiscal 2005. The Company also reported a net loss of ($0.4) million or ($0.02) per diluted share as compared to first quarter fiscal 2005 income of $0.5 million or $0.03 per diluted share.

The Company ended the quarter with a revolver debt balance of $4.7 million, virtually all of which is attributable to the Australia credit facility, and consolidated revolver borrowing availability of $16.2 million.

Westaff will discuss these results on a conference call at 8:00 a.m. (Pacific) on Tuesday, March 7, 2006. The call will be webcast live and can be accessed at Westaff’s website at www.westaff.com. Investors can also access the webcast at www.investorcalendar.com. The webcast will be available for replay through March 6, 2007.

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs approximately 125,000 people and services more than 15,000 client accounts from more than 230 offices located throughout the U.S., the United Kingdom, Australia and New Zealand. For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue, expected domestic revenue growth rates and profitability for fiscal 2006, gross margins, seasonal trends and the Company’s prospects for fiscal 2006. The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates. Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925-930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
VP, Marketing and Communications
Telephone: 925-930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	January 21, 2006	January 22, 2005
Statements of Operations:
Revenue	$138,600	$135,305
Costs of services	115,363	112,448
Gross profit	23,237	22,857
Gross margin	16.8%	16.9%
Franchise agents’ share of gross profit	4,333	3,974
Selling and administrative expenses	17,957	16,785
Depreciation and amortization	1,169	959
Operating income (loss)	(222)	1,139
Interest expense	309	396
Interest income	(18)	(21)
Income (loss) from continuing operations before income taxes	(513)	764
Income tax provision (benefit)	(117)	196
Income (loss) from continuing operations	(396)	568
Loss from discontinued operations	—	(62)
Net income (loss)	$(396)	$506

Earnings (loss) per share:
Continuing operations
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.03
Discontinued operations - basic and diluted	$—	$—
Net income (loss) - basic and diluted	$(0.02)	$0.03

Weighted average common shares outstanding - basic	16,378	16,048
Weighted average common shares outstanding - diluted	16,480	16,262

	January 21, 2006	October 29, 2005
Balance Sheet Highlights:
Current assets	$88,539	$96,793
Property and equipment, net	15,190	15,184
Goodwill	11,772	11,770
Other long-term assets	13,464	15,035
Total assets	$128,965	$138,782

Current liabilities	$47,077	$56,167
Long term liabilities	20,659	20,994
Total liabilities	67,736	77,161
Stockholders’ equity	61,229	61,621
Total liabilities and stockholders’ equity	$128,965	$138,782